Exhibit 10.4

CONTANGO OIL & GAS COMPANY

Director Compensation Plan

(Effective 5/11/17)

Cash Compensation

•	Annual Retainer Fees (all payable quarterly, in arrears, with appropriate adjustments for partial periods)
o	Board membership - $50,000 per year
o	Non-Executive Board Chairman - $50,000 per year
o	Audit Committee Chairman - $15,000 per year
o	Compensation Committee Chairman - $10,000 per year
o	Nominating & Governance Committee Chairman - $9,500 per year
o	No separate retainer fee for Investment Committee Chairman

•	Meeting Fees (all payable quarterly, in arrears)
o	Regular Board
▪	$1,000 per meeting attended (whether in person or telephonic)
▪	No maximum per year
o	Committee Meetings
▪	$1,000 per meeting attended (whether in person or telephonic)
▪	No maximum per year
▪	Payable in addition to regular board meetings, even if on same day

Equity Compensation

•	Annual grants (with appropriate adjustments for partial periods)
o	$110,000 in Restricted Stock, vesting on the first anniversary of the date of grant
o	Pro-rated amount granted upon initial election for new members
o	All pro-rated grants based on portion of service year remaining between date of grant and the next May 31st

Other

•

Each Director is required to maintain ownership of at least fifty percent (50%) of the equity granted within the last three calendar years for service on the Board.  The Compensation Committee is expected to confirm compliance annually.

•	Payment of reasonable travel expenses associated with Board and Committee Meeting attendance.

•	No Director who is an employee of the Company will be compensated for service as a member of the Board of Directors or any committee of the Board of Directors.